Exhibit 99.1

FOR:	IMMEDIATE RELEASE	CONTACT:	F. Robert Woudstra
	March 7, 2000		(616) 956-8218

FOREMOST CORPORATION OF AMERICA
ANNOUNCES COMPLETION OF MERGER

GRAND RAPIDS, Michigan -- March 7, 2000 -- Foremost Corporation of America (FOM-NYSE) today announced that the merger between Foremost and an affiliate of the insurance exchanges of the Farmers Insurance Group of Companies was completed. The insurance exchanges are Farmers Insurance Exchange, Fire Insurance Exchange and Truck Insurance Exchange.

Under the terms of the previously announced merger agreement, entered into on October 18, 1999, each issued and outstanding share of Foremost common stock will be converted into the right to receive $29.25 per share in cash, without interest or other payment made in respect thereof. First Chicago Trust Company of New York, the Exchange Agent, will mail to each shareholder of record a letter of transmittal and instructions for use in effecting the exchange of Foremost share certificates for the cash payment. As a result of the merger, Foremost is now a wholly owned subsidiary of the affiliate of the insurance exchanges. Foremost expects to deregister its common stock with the Securities and Exchange Commission later today and will delist its common stock from the New York Stock Exchange in the normal course of business.

Headquartered in Los Angeles, the Farmers exchanges include the third largest writer of both private passenger automobile and homeowners insurance in the United States, providing 16 million home, auto, business and life insurance policies to nearly 9 million households through 15,000 Farmers agents. Farmers Group, Inc., which manages the insurance exchanges, is a member of the Zurich Financial Services Group, one of the largest financial services groups in the world.

The subsidiaries of Foremost Corporation of America specialize in mobile home, motor home, travel trailer, specialty property and direct-market auto and homeowners insurance. Foremost's insurance subsidiaries have an A+ (superior) rating from A.M. Best and an A (strong) rating from Standard & Poors. In 1999, for the fifth consecutive year, Foremost Insurance Company was named by Ward Financial Group to its Ward's Top 50, a list of the 50 most financially sound property and casualty insurance companies in the country.

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